UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 29, 2021

TRAEGER, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40694	82-2739741
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1215 E Wilmington Ave., Suite 200
Salt Lake City, Utah	84106
(Address of principal executive offices)	(Zip Code)
(Registrant’s telephone number, include area code)
(801) 701-7180
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	COOK	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.     Entry into a Material Definitive Agreement.
On October 29, 2021, Traeger Pellet Grills LLC (“TPG”), a wholly owned subsidiary of Traeger, Inc. (the “Company”), entered into a Sublease (the “Sublease”) with Verkada, Inc. (the “Subtenant”) for Subtenant to sublease from TPG, among other space, TPG’s approximately 51,151 gross square feet of office space (the “Subleased Premises”) in the building located at 1215 East Wilmington Avenue in Salt Lake City, Utah. TPG leases that office space (the “Leased Premises”) from Wilmington Gardens Group L.L.C. (the “Landlord”) pursuant to a Lease Agreement, dated January 23, 2015, as amended on or about April 1, 2015, February 8, 2016, November 22, 2016, December 4, 2017, and August 28, 2018 (as amended, the “Lease Agreement”). On October 28, 2021, in accordance with the Lease Agreement, the Landlord provided its consent to the Sublease. On November 1, 2021, TPG delivered to the Subtenant possession of the first portion of the Subleased Premises, consisting of 11.03% of the Leased Premises (the “Phase I Subleased Premises”), at which point the Sublease became effective, and the term of the Sublease commenced.
The Sublease provides that the Subleased Premises may be delivered to the Subtenant in stages, including delivery of (i) the Phase I Subleased Premises, (ii) the second portion of the Subleased Premises, which, combined with the Phase I Subleased Premises, will increase the Subtenant’s portion to 19.96% of the Leased Premises (the “Phase II Subleased Premises”) and (iii) the remaining portion of the Subleased Premises, which, combined with the Phase I Subleased Premises and the Phase II Subleased Premises, will increase the Subtenant’s portion to 100% of the Leased Premises (the “Phase III Subleased Premises”). If TPG fails to deliver to the Subtenant the Phase II Subleased Premises by March 1, 2022, the Subtenant will receive a rent abatement of one day of base rent (for the Phase II Subleased Premises only) for each day until such portion is delivered, which rent abatement, after June 1, 2022, will increase to two days of base rent (for the Phase II Subleased Premises only) for each subsequent day of delayed delivery. If TPG fails to deliver to the Subtenant the Phase III Subleased Premises by February 1, 2023, the Subtenant will receive a rent abatement of one day of base rent (for the Phase III Subleased Premises only) for each day until such portion is delivered, which rent abatement, after April 1, 2023, will increase to two days of base rent (for the Phase III Subleased Premises only) for each subsequent day of delayed delivery. If TPG fails to deliver the complete Subleased Premises to the Subtenant by April 15, 2023, the Subtenant may terminate the Sublease on 60 days’ notice.
The Sublease provides for initial annual base rent for the complete Subleased Premises of approximately $1.9 million, with an increase of approximately 3.0% in annual base rent for the second 12-month period following delivery of the Phase III Subleased Premises and increases of approximately 2.5% in annual base rent for each 12-month period thereafter. The Sublease will terminate on June 30, 2026, unless terminated earlier in accordance with its terms.
The Sublease further provides that the Subtenant is obligated to pay to TPG certain additional amounts, including, among others, a security deposit and certain operating expenses attributable to the Subleased Premises. The Sublease also contains customary representations and warranties, covenants, obligations and indemnities in favor of either party.
The foregoing description of the material terms of the Sublease does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the Sublease, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Sublease, dated as of October 29, 2021, by and between Traeger Pellet Grills LLC and Verkada, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Traeger, Inc.

Date: January 19, 2022	By:	/s/ Thomas Burton
Thomas Burton
General Counsel and Secretary